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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT [x]

CHECK THE APPROPRIATE BOX:

    [X] Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
    [ ] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                QUEPASA.COM, INC.
                  (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MARK D. KUCHER, MICHAEL SILBERMAN AND KEVIN DIEBALL
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

                              -----------------------

Payment of Filing Fee (Check the Appropriate Box):

    [x] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

            (4) Proposed maximum aggregate value of transaction:

            (5) Total fee paid:

    [ ] Fee paid previously with preliminary materials:

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement no.:

        (3) Filing Party:

        (4) Date Filed:

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

January __, 2002


                  URGENT MESSAGE TO ALL QUEPASA SHAREHOLDERS

Dear Fellow Shareholders:

Quepasa's current chairman, Mr. Gary Trujillo, and his associate, Mr. Jay Torok, of Great Western, may be counting on you to not read the full contents of this document in order to "slip" their proposed merger transaction through, categorizing it as "management's recommendation". Stand up for your rights and protect your investment by fully reading the enclosed proxy materials today.

Management's proxy materials, filed with the SEC on December 15, 2002, fails to fully and accurately disclose to you what we sincerely believe is material information concerning the business and personal background of (1) Mr. Ernest C. Garcia, II, a principal shareholder of quepasa, and (2) Mssrs. Jay Torok and William Szilagyi, the sole management of Great Western, a recently incorporated company which principally markets vacant parcels of land in isolated sections of the southwestern desert ("empty lots").

The information we believe should have been disclosed to you relates specifically to (1) Mr. Garcia's past business dealings and (2) the massive failure, bankruptcy, and investigations resulting from Great Western's management's prior attempt at running a public company called First National Realty Associates, Inc.

YOU MAY BE SUPRISED BY WHAT YOU READ.

INFORMATION REGARDING MR. ERNEST C. GARCIA, II, A PRINCIPAL SHAREHOLDER OF
QUEPASA

The following information was reported in the Form S-1/A filed with the SEC on October 25, 1996 by Ugly Duckling Corporation, a public company with which Mr. Garcia was affiliated.
(Hyperlink:http://www.sec.gov/Archives/edgar/data/1012704/0000950153-96-000785.
txt.)

You should note that it was another Arizona "real estate deal" involving Mr. Garcia, with transactions remarkably and disturbingly similar to those being proposed by Mr. Trujillo and the current management in the Great Western merger!

                           ---------------------------
                           START OF REPORTED MATERIAL
                           ---------------------------

PRIOR LEGAL ACTIONS INVOLVING CHIEF EXECUTIVE OFFICER

     In October 1990, Mr. Garcia pled guilty to one felony count of bank fraud brought by the United States, on behalf of the Resolution Trust Corporation ("RTC"), for his participation in a real estate transaction involving Lincoln Savings and Loan Association, a federally insured savings and loan institution that later went into receivership. In connection with this matter, Mr. Garcia also settled civil lawsuits filed against him by the RTC and the Securities and Exchange Commission (the "Commission"), and consented to an administrative order imposed by the Commission. In addition, a real estate investment company owned by Mr. Garcia, as well as several limited partnerships organized by that company, filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in 1990 and 1991. Mr. Garcia and his wife filed a petition for discharge under Chapter 7 of the United States Bankruptcy Code in June 1990. Mr. Garcia's company and the related partnerships were successfully reorganized in the period from 1990 to 1993 and Mr. Garcia was fully discharged in 1991. See "Management -- Involvement in Certain Legal Proceedings."


INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     In March 1987, Mr. Ernest C. Garcia, II, the Company's Chairman, Chief Executive Officer, and principal stockholder, obtained $20 million in financing from Lincoln Savings and Loan Association ("Lincoln") to repurchase stock in his real estate development company held by a corporate investor. Subsequently, Mr. Garcia agreed to facilitate the purchase of certain land from a Lincoln subsidiary. The two transactions closed simultaneously. Soon thereafter, Lincoln was placed into receivership and federal regulators from the RTC and other government agencies began investigating numerous transactions involving Lincoln and a variety of third parties, including Mr. Garcia.

     As a result, in October 1990, the United States, on behalf of the RTC, informed Mr. Garcia that it intended to charge him with bank fraud. Mr. Garcia was never indicted for his role in the transaction, but, facing severe financial pressures, agreed to plead guilty to one count of bank fraud.

     Also in connection with this action, the Securities and Exchange Commission commenced civil and administrative actions against Mr. Garcia. Without admitting or denying any of the Commission's allegations, Mr. Garcia consented to a court order permanently enjoining him and his affiliates from violating the federal securities laws and to a Commission order barring him (with a right to reapply upon the cessation of his probation) from associating in any capacity with any broker, dealer, municipal securities dealer, investment adviser, or investment company.

     As a result of a decline in the Arizona real estate market in the late 1980s, changes in the tax laws affecting real estate, and the 1987 stock market crash, in April 1990 a real estate investment company controlled by Mr. Garcia, as well as several limited partnerships organized by that company, filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). All of these reorganization proceedings were successfully concluded by 1993. Many of the obligations of these entities were personally guaranteed by Mr. Garcia and his wife. As a result, Mr. Garcia and his wife filed a petition under Chapter 7 of the Bankruptcy Code in 1990, which was discharged in October 1991.

                            ------------------------
                            END OF REPORTED MATERIAL
                            ------------------------

INFORMATION REGARDING JAY TOROK AND WILLIAM SZILAGYI, PROPOSED DIRECTORS

Quepasa's current management, led by Mr. Trujillo, did not disclose in their proxy materials the following important details, as reported in the Miami Review, on April 13, 1992; Chicago Tribune, on April 16, 1992; Crains Chicago Business, on February 25, 1991; Chicago Tribune, on March 6, 1992; Chicago Tribune, on March 6, 1992; and NASD, Inc. Complaint No.CMS 920005, dated October 19, 1998:

     (a) Great Western's founder and principal officer, Mr. Jay Torok, was involved in the massive failure, bankruptcy, and state regulatory agency investigation surrounding First National Realty Associates, Inc., his prior attempt at running a public company. In fact, in the quepasa proxy materials filed on January 15, 2002, at page 71, it gives what purports to be a long-term employment history for Mr. Torok, dating back to 1986, but fails to mention his founding and serving as President of First National Realty Associates, Inc., and its bankruptcy in 1992;

     (b) Great Western's other principal officer, Mr. William Szilagyi, was involved in the massive failure, bankruptcy, and state regulatory agency investigation surrounding First National Realty Associates, Inc., his prior attempt at running a public company. In fact, in the quepasa proxy materials filed on January 15, 2002, at page 72, it gives what purports to be a long-term employment history for Mr. Szilagyi, dating back to 1988, but fails to mention his serving as President of First National Realty Associates, Inc., and its bankruptcy in 1992;

     (c) the NASD investigation and subsequent expulsion of a brokerage firm partially based on its trading activity in shares of First National Realty Associates, Inc., while run by Great Western's principal officer, Jay Torok, which later filed bankruptcy.

This background material, which we believe is highly relevant to your voting decision has been noticeably and disturbingly omitted from quepasa's and Great Western's proxy materials.


OUR GROUP REPRESENTS AN ALTERNATIVE TO THE PROPOSED MANAGEMENT AND THE "DESERT LAND" MERGER; THAT IS WHY WE ARE SENDING YOU THESE PROXY MATERIALS AND ASKING FOR YOUR VOTE.

We believe management's proposed merger is ill-advised and offers you, as a shareholder, very limited, if any, real value. Our proposed management team fully believes "quepasa" to be the best latin technology brand in the world, and has access to the capital necessary to rebuild this business, even during the current market downturn. You, the shareholders, gave over $50 million of your money for the development of the quepasa brand. Don't let that development effort go to waste, just to receive a minority stock position in a company which principally markets empty lots in remote desert areas!

PLEASE GIVE YOUR SERIOUS CONSIDERATION TO THE FOLLOWING ISSUES:

1. WHAT THE GREAT WESTERN MERGER WOULD REALLY MEAN TO YOU AS A SHAREHOLDER, IF IT WERE APPROVED:

The merger proposal between quepasa.com, and Great Western Land and Recreation, a recently incorporated "real estate" company has been presented by quepasa's management team (led principally by Mr. Gary Trujillo). Great Western, the merger candidate, principally markets vacant parcels of real estate ("empty lots") located in isolated sections of the southwestern U.S. desert. On closer examination, in reality, what Mr. Trujillo's group asks you to approve is the following:

(i) The transfer of all of quepasa's remaining assets to Great Western (a privately held company controlled by a single shareholder) in exchange for a minority (as little as 44%) stake, as acknowledged by quepasa's proxy filing on January 15, 2002: "Current quepasa shareholders will not have control over the future direction of Great Western";

(ii) the existance of 14,827,175 warrants to purchase Great Western common shares, held by Great Western's parent, which would give the parent additional percentage ownership of the surviving entity,

(iii) The immediate de-listing of quepasa shares from the market where they currently trade, perhaps to resume trading at a later date only in the event Great Western and its officers and directors are approved for trading on a new market,

(iv) immediately authorize the management of Great Western (post-merger) to reverse-split of your shares at a ratio of 1 for 20 (one for twenty) for a period of two years; in this example, if the split were authorized by your vote and later effected, a shareholder owning 1,000 shares of quepasa stock would be left with 50 shares of Great Western stock, which will only trade publicly if Great Western is approved for listing on a new exchange at a later date.

We consider these highly complex proposals, difficult to understand, unfair to quepasa shareholders, and almost laughable as a practical matter. The effects of such a merger on quepasa's shareholders are to effectively transfer all of quepasa's remaining assets, including quepasa's highly valuable registered trademarks and brand names, to Great Western, in exchange for very little. Quepasa's management, led by Mr. Trujillo, has worked hard to portray the Great Western merger as the "only alternative" for quepasa's shareholders. The concerned stockholders strongly disagree, question Mr. Trujillo's true agenda, and do not understand why Mr. Trujillo and quepasa's current board of directors did not provide full and accurate disclosure of the backgrounds of certain of Great Western's officers in their proxy materials.

2. GREAT WESTERN SHARES MAY NOT BE APPROVED FOR NEW LISTING. We truly believe these factual details concerning Mssrs. Torok, Szilagyi and Garcia may be materially important for quepasa shareholders to consider in evaluating the proposed merger and, quite significantly, the possibility that Great Western may not be approved for a future listing on a securities exchange, or the process to obtain approval could be burdensome, time-consuming and expensive, perhaps due to the backgrounds of several of its officers, including Mr. Torok and Mr. William Szilagyi, and their failure to make what we believe are material disclosures in the present SEC filings. There can be no assurance that Great Western's shares will be approved for trading, and such approval would only be determined after a lengthy and detailed regulatory application process, with the S.E.C. and N.A.S.D. But, by then, it'll be too late, because the merger would have been consummated. You need to take the correct action now: Vote 'AGAINST' the merger with Great Western, so new management can be installed at quepasa.

3. GREAT WESTERN HAS RECENTLY ACKNOWLEDGED ACCOUNTING DEFECTS. In quepasa's proxy filing of January 15, 2002, quepasa acknowledged, for the first time, that Great Western has recently been notified of deficiencies by their accountants. These deficiencies include: (i) Lack of adequate documentation of journal entry transactions (in plain English, this means that Great Western has not been able to provide adequate paperwork to their accountants, to document transfers between accounts); (ii) Lack of adequate controls in the accounting software used by Great Western; and (iii) Lack of formal documentation of filing and record retention procedures. The concerned stockholders, while not surprised by these findings, remain suspicious about the true state of Great Western's business and financial affairs. We encourage quepasa's shareholders to re-read paragraph (2) above, and strongly recommend your vote "AGAINST" any merger between quepasa and Great Western.


4. LEGITIMACY AND VALUE OF HISPANIC-ORIENTED MEDIA BUSINESSES WHEN MANAGED PROPERLY. In 1993, Telemundo, a well known Television and general media concern, filed for bankruptcy protection. Five years later, Telemundo merged with new investment partners and changed management. In October 2001, N.B.C., a major television broadcaster, proposed a $2.7 billion merger with Telemundo.

     In 1990, Univision, a well known Spanish-language television broadcaster, was on the "brink of bankruptcy" after posting a year-end loss of $165 million. Two years later, Univision was sold to new owners and changed management. Today, Univision has over an $8 billion market capitalization on the New York Stock Exchange.

     In 2001, Yupi Internet, one of quepasa's former competitors, was purchased by a joint partnership between Microsoft's MSN and Mexican phone giant Telmex. Yupi has now been renamed to operate under the name YupiMSN, part of the Microsoft Network.

     In April, 2000, A study ranked Quepasa.com as the preferred Internet site and most recognizable brand by U.S. Hispanics. "In spite of costly marketing campaigns by StarMedia and Terra, quepasa remains the number one Internet site oriented toward the Hispanic community", the study found.

     We believe quepasa's registered trademarks and brand name continue to represent tremendous value and potential, if developed in conjunction with a legitimate management team, even with recent declines in the technology sector of the stock markets.

     With the continued rapid growth of the Hispanic advertising markets and population, why has quepasa's current management failed to provide you, the shareholders, with a more attractive alternative than Gary Trujillo's currently proposed merger with Great Western? And, in the alternative, why should you, as a shareholder, authorize the complete sale or liquidation of Quepasa's assets at arbitrary prices, simply due to market conditions?


5. MANAGEMENT'S REPEATED ATTEMPTS TO BLAME MARKET CONDITIONS. Quepasa's management (led by Mr. Gary Trujillo) has made much of the public market decline which occured in 2001 for technology-related issues, while refusing to acknowledge the value of quepasa's nationally and internationally recognizable brand. While there can be no dispute that such declines in the public securities market did occur, our group believes that quepasa's current Chairman has used market conditions to rationalize his lack of performance and unspecified agenda. As previously noted, even during times of recent market weakness, several large Hispanic media participants have continued to enjoy rapid growth and legitimate merger/acquisition activity.

6. GREAT WESTERN MAY NOT BE A SUITABLE MERGER CANDIDATE. Our group believes that quepasa may have had numerous opportunities to merge with, or be acquired by entities much larger and more suitable to quepasa's business than Great Western. We have read Mr. Trujillo's many press releases related to the proposed Great Western merger, yet remain puzzled and suspicious about the true motivation behind the presentation of Great Western as a merger candidate. It should be noted that Friedman, Billings Ramsey, the investment bank which has been "advising" quepasa throughout the merger process, and which has "recommended" the Great Western merger to quepasa's shareholders, has been closely associated with Mr. Ernest Garcia, a convicted felon and associate of Mr. Gary Trujillo, quepasa's current chairman. In 1999 and 2000, Mr. Trujillo used over $20 million of quepasa's stock and cash to acquire two businesses from Mr. Garcia.

     The extremely "cozy" relationship among Mr. Trujillo, Mr. Garcia and Friedman, Billings, Ramsey & Co., current management's "independent" investment banking firm "recommending" the proposed Great Western merger, has existed for many years. Yet current management's Proxy disclosure materials, filed in October 2001, December 2001, and most recently, January 15, 2002, fail to disclose any relationships whatsoever. Read on.

The following was reported to the SEC in a filing by Cygnet Financial Corp., on July 22, 1998, less than four (4) years ago (hyperlink:
http://www.sec.gov/Archives/edgar/data/1064158/0000950153-98-000812.txt):

(In this document, reference is made to Ugly Duckling Corporation ("UDC"), referenced above in relation to Mr. Garcia's criminal, SEC and bankruptcy sagas):

                           --------------------------
                           START OF REPORTED MATERIAL
                           --------------------------

     Ernest C. Garcia II has served as the Chairman of the Board and Chief Executive Officer of UDC since its founding in 1992, and served as President from 1992 to 1996. Since 1991, Mr. Garcia has served as President of Verde Investments, Inc. ("Verde"), a real estate investment corporation that is wholly-owned by Mr. Garcia. Prior to 1992, when he founded UDC, Mr. Garcia was involved in various real estate, securities, and banking ventures. Upon the Effective Date Mr. Garcia will continue as the Chairman of the Board of UDC. Mr. Garcia's sister is married to Mr. Johnson. See below, "Management -- Involvement in Certain Legal Proceedings," "Principal Stockholders," and "Certain Relationships and Related Transactions."

     Christopher D. Jennings has served as a director of UDC since June 1996. Mr. Jennings currently serves as Managing Director of Friedman, Billings, Ramsey & Co., Inc., an investment banking firm. Mr. Jennings served as a managing director of Cruttenden Roth Incorporated, an investment banking firm, from 1995 to April 1998. From 1992 to 1994, Mr. Jennings served as Managing Director of investment banking at Sutro & Co., an investment banking firm. From 1989 to 1992, Mr. Jennings served as Senior Managing Director at Maiden Lane Associates, Ltd., a private equity fund. Prior to 1989, Mr. Jennings served in various positions with, among others, Dean Witter Reynolds, Inc., and Warburg Paribas Becker, Inc., both of which are investment banking firms. Upon the Effective Date Mr. Jennings will continue as a director of UDC. See "Certain Relationships and Related Transactions" and "-- Principal Stockholders."

     Gary L. Trujillo is the founder of and has served as President and Chief Executive Officer of Southwest Harvard Group, a privately held company engaged in asset management and venture capital activities, since 1990. Prior to forming Southwest Harvard Group, from 1983 to 1990 Mr. Trujillo was a Wall Street investment banker working in New York City, initially with Salomon Brothers Inc. Mr. Trujillo currently is a board member at Norwest Bank, N.A.

                            ------------------------
                            END OF REPORTED MATERIAL
                            ------------------------

Don't bother looking for these disclosures in the quepasa proxy materials; they aren't there.

7. MANAGEMENT'S ATTEMPT TO MINIMIZE THE VALUE OF QUEPASA'S INTERNET RELATED BUSINESS IN THE PUBLIC EYE, PRESUMABLY TO JUSTIFY THE GREAT WESTERN MERGER AND WHAT WE CONSIDER UNFAVORABLE TERMS. Mr. Gary Trujillo, quepasa's current Chairman, has recently made statements to the press about the lack of value presented by quepasa's Internet-related business. We disagree with Mr. Trujillo and do not understand his agenda in the proposed merger he has set forth with Great Western. It should be noted that quepasa's Internet-related business generated $2,815,818 in gross revenue, and $2,611,748 in net revenue, in fiscal year 2000. In April, 2000, a study ranked quepasa as the #1 most recognizable online brand to the Hispanic Community in the United States.

8. RECENT SELF-DEALING BY MANAGEMENT. On October 11, 2001, quepasa (acting under the direction of Gary Trujillo) loaned $500,000 cash to Great Western without shareholder approval, in large part to purchase shares of quepasa stock in the open market, presumably to vote those shares and defeat any chance that quepasa shareholders would not approve the merger. Subsequently, Mr. Trujillo paid himself $700,000 (Seven Hundred Thousand Dollars) cash from quepasa's corporate treasury (about 20% of quepasa's remaining assets), again without shareholder approval, in connection with the termination of his employment agreement. YOU, the shareholders, with your votes, have the power to prevent the outcome of this scheme to dominate the public vote through misuse of corporate assets.

9. WE BELIEVE THE GREAT WESTERN "MERGER TERMINATION" FEE REPRESENTS A DESPERATE ATTEMPT BY MR. TRUJILLO AND MR. TOROK TO HOLD A "GUN TO THE HEAD" OF QUEPASA'S SHAREHOLDERS, AND MAY NOT BE LEGALLY ENFORCEABLE. Mr. Trujillo and Mr. Torok, possibly to insure that their financial or other unspecified agenda is met, and what we believe is to the detriment of quepasa's shareholders, have agreed to a $500,000 punitive measure (which we do not believe to be legally enforceable) which would "punish" quepasa's shareholders should the proposed merger be defeated by your vote. We view this "gun-to-the-head-of-shareholders" approach to be patently unfair and a bad faith act by current management.

     We believe that shareholders are entitled to the independent right to exercise their vote, without being "clubbed into submission" by management, particularly where management stands to benefit personally from a transaction. It is our opinion that the "Merger Termination Fee", as specified above, constitutes an unlawful and unenforceable penalty. The $500,000 penalty, representing over 1/5 (one-fifth) of quepasa's remaining assets, would be like punishing the shareholders of IBM by penalizing them billions of dollars (one-fifth of the entire net worth of IBM) if they failed to enter into a prospective merger with another entity. In our opinion, the termination fee is a psychological club, bordering on a form of commercial blackmail, and is disproportionate to any actual damages. The termination fee has the practical effect of attempting to intimidate YOU, the shareholders, to go along with the Great Western deal, and if you don't, up to at least $500,000 is "out the window", so to speak. The termination fee is punitive, it is unconscionable, and for the reasons discussed above, and other reasons, including the apparent non-disclosure of the backgrounds of certain officers associated with Great Western, we believe the $500,000 "Merger Termination Fee" to be unenforceable as a matter of law in Nevada, as well as any other jurisdiction.

It should be noted that, with increasing frequency, quepasa (under the direction of Mr. Trujillo) appears "eager" to pay large sums of money to Great Western. The Concerned Stockholders question the motives and interests of quepasa's management in making such payments, particularly the motives and interests of Mr. Gary Trujillo, quepasa's current Chairman.


10. OUR LAWSUIT TO HOLD TRUJILLO ACCOUNTABLE. We believe the actions mentioned in paragraphs 8 and 9 above may constitute breaches of Mr. Trujillo's fiduciary duties as an officer of quepasa. Additionally, we do not understand why quepasa's board of directors would have authorized such actions, particularly taking into account the backgrounds of certain of Great Western's officers. For this reason, on December 19, 2001, two of the concerned stockholders, Mr. Kucher and Mr. Silberman, filed an action in the Superior Court for the State of Arizona in Phoenix against Mr. Trujillo and certain officers and directors of quepasa and Great Western. The action seeks compensatory and punitive damages. The action also seeks to enjoin Great Western and Gary Trujillo from voting any shares of quepasa common stock acquired with the proceeds of a the $500,000 loan made to Great Western without shareholder knowledge or approval and the $700,000 payment which Gary Trujillo authorized and paid to himself, in October, 2001.

11. WE ARE NOT SIMPLY A "DISSENTER" GROUP. Gary Trujillo has repeatedly referred, in his proxy materials filed with the S.E.C. on December 11, 2001, to our group simply as "dissenting shareholders", presumably to address anticipated/feared opposition to (a)his "real estate" merger; (b) removal of $500,000 of YOUR company's cash assets in part to buy quepasa stock and vote it in favor of the Great Western merger; and (3) and our efforts to install competent management in the Company. While focusing your attention on our group in a negative context, current management (Mr. Trujillo) conveniently failed to mention that a member of our proposed advisory board, Mr. Jeffrey Peterson, is the original founder of quepasa.com, the same individual who created quepasa's business, obtained the initial financing for quepasa, and orchestrated the filing of the original public offering for quepasa. In addition, Mr. Peterson formed the initial board of directors, including Mr. Figueres, Trujillo, and Colangelo. After forming quepasa's initial board of directors and filing it's initial public offering, Mr. Peterson gave Mr. Trujillo his job as President and C.E.O. of quepasa, completely entrusting him with the business. About 90 days later, Mr. Trujillo removed Mr. Peterson from the company, effectively obtaining "total control" of quepasa, which Trujillo has maintained for over two years while he never held an annual shareholder's meeting, effectivley denying YOU, the shareholders, a voice in any corporate matters. Now Mr. Trujillo, after presiding over the company while it has lost over $300 million of market value from its high, has rewarded himself with a $700,000 cash payment, and asks you to approve his proposed merger with Great Western, in which he stands to benefit personally and financially. In the alternative, he asks you to authorize him to liquidate all of quepasa's assets in any manner he chooses. We consider both alternatives to be, at a minimum, unacceptable, and possibly disastrous for YOU, as a shareholder.

12. IT IS NOT TOO LATE TO SAVE QUEPASA; YOU ARE ENCOURAGED TO REVIEW THE BACKGOUND AND EXPERIENCE OF THE INDUSTRY PROFESSIONALS LISTED ON OUR PROPOSED BOARD OF DIRECTORS AND ADVISORY BOARD. Our Director Nominees have been briefed on all details of both quepasa's challenges and opportunities. Our proposed

Advisory Board includes technology executives who have significant access to capital, even in current market conditions, and will commit to use their best efforts to obtain new financing for the rebuilding of quepasa's business or the selection of a legitimate merger candidate.


13. NO REVERSE SPLIT, OR LIQUIDATION SHOULD BE AUTHORIZED. Our Director Nominees will take all action necessary to insure that the quepasa shares are not subject to a "reverse split" which would decrease the number of shares quepasa shareholders own, such as the reverse split Mr. Trujillo and his associates have asked you to authorize in connection with their proposed merger with the "desert land" company; A liquidation of quepasa's shares would give current management the total discretion to distribute the remaining assets of Quepasa however they see fit, including sale of quepasa's assets to Great Western or other entities at arbitrary prices.

14. THE GREAT WESTERN MERGER, IF APPROVED, WOULD RESULT IN THE IMMEDIATE DE-LISTING OF QUEPASA'S SHARES. Your shares would only trade publicly if the surviving entity were approved for a new listing at a later date, after an extensive regulatory review of Great Western's business and the persons and officers associated with Great Western. Our Director Nominees have no plans to de-list Quepasa's shares, and will take all action necessary to insure that the quepasa shares will remain trading in a public marketplace.


15. WE BELIEVE IT IS HIGHLY UNLIKELY THAT GREAT WESTERN SHARES WOULD BE APPROVED FOR TRADING ON NASDAQ NMS, SMALLCAP, OR OTHER STOCK MARKETS. In quepasa's proxy filing of January 15, 2002, quepasa's management, led by Mr. Trujillo, attempts to justify the need to reverse split your shares of quepasa stock in connection with his proposed merger with Great Western, referencing certain requirements set forth by the National Market System of the Nasdaq Stock Market (Nasdaq N.M.S.), the Nasdaq SmallCap market, and other, unspecified exchanges. The Concerned Stockholders feel it is essential for quepasa shareholders to understand it is unlikely that Great Western's shares would ever be approved to trade publicly on any of these exchanges due to the high standards for listing set forth by the exchanges; for that matter, it may be highly unlikely that Great Western shares would even be approved to trade on the O.T.C. Bulletin Board, in light of recent accounting deficiencies related to Great Western's business which were reported by quepasa's proxy filing of January 15, 2002. Again, the concerned stockholders question the true motives behind Mr. Trujillo and Mr. Torok's proposition to reverse split your shares in connection with their proposed merger.

16. RECENT RAPID DECLINES IN CASH BALANCE OF QUEPASA'S ACCOUNTS. In quepasa's proxy filing of 10/16/2001, quepasa reported that it had approximately $3.6 million in cash and cash equivalents, after making the loan to Great Western. Including the $500,000 which quepasa's Chairman, Gary Trujillo, loaned to Great Western without shareholder approval, which allegedly has been adequately collateralized by certain assets of Great Western, quepasa should have had approximately $4.1 million in cash assets as of October, 2001. The loan to Great Western becomes fully due and payable to quepasa on April 11, 2002, regardless of the approval or disapproval of the proposed merger.

Now, in quepasa's proxy filing of January 15, 2002, quepasa reports it expects to have a $600,000 "shortfall", from the $2.5 million which was required to complete the Great Western merger, or only $1.9 million, cash, on hand, at the end of February, 2002, yet Great Western remains willing to merge with quepasa, again causing the Concerned Stockholders to question the motives behind the Great Western merger proposal.

Quepasa's management makes an attempt to blame the cash shortfall on the Concerned Stockholders, and the recent legal action they filed against Mr. Trujillo to hold him accountable. It should be noted that the legal action in Maricopa County Superior Court was only recently filed, on December 19, 2001, or approximately one month prior to quepasa's new claim that a decrease of $600,000 in quepasa's cash balance can be attributed to expenses of defending that action.

The Concerned Stockholders, while not surprised, remain baffled by a decrease of over $3,800,000 in cash from quepasa's bank accounts in the past six months, and particularly the decrease of $2,200,000 since mid-October 2001, while quepasa's current management (led by Mr. Trujillo) has repeatedly emphasized the conservation of quepasa's assets. Quepasa has reported that it cancelled all of it's major obligations, including it's office lease, practically it's entire payroll, and other material expenses. Because quepasa is not operating a business at this time, and for other reasons, we do not understand why cash is disappearing from quepasa's bank account at such alarming rates. We expect to pose these questions to quepasa's current Chairman, Mr. Gary Trujillo, and Great Western's C.E.O., Mr. Jay Torok, in court-ordered discovery proceedings during the month of January and February, 2002, with specific emphasis on these disturbing matters.


     IT SHOULD BE NOTED THAT THE GREAT WESTERN MERGER, IF APPROVED, WILL RESULT IN THE IMMEDIATE DE-LISTING OF QUEPASA'S SHARES.

     Your shares would only trade publicly if the surviving entity were approved for a new listing at a later date, after an extensive regulatory review process. Our Director Nominees have no plans to de-list quepasa's shares, and will take all action necessary to insure that the quepasa shares will remain trading in a public marketplace.

SEND THE CURRENT QUEPASA BOARD OF DIRECTORS A MESSAGE THEY CAN'T IGNORE - HOLD THEM ACCOUNTABLE FOR THEIR PAST CONDUCT-- VOTE THE ENCLOSED BLUE PROXY CARD TODAY!

FOR QUESTIONS OR CLARIFICATION REGARDING OUR PROPOSAL, PLEASE CONTACT OUR PROXY SOLICITOR, ALLEN NELSON & CO., TOLL FREE, AT 800-932-0181, OR VIA E-MAIL AT ANCO@WORLDPROXY.COM


Sincerely,


Michael Silberman
Chief Stockholder Protection Officer
Concerned Stockholders


                            NOTICE OF ANNUAL MEETING
                            ------------------------


     quepasa.com, inc. will hold its annual meeting of shareholders at Glen Eagles Restaurant, 3700 North Carson Street, Carson City, Nevada at 10:00 a.m. local time, on February 28, 2002, or at any adjournment or postponement of the meeting. The purpose of the meeting is to consider proposals to:

     (1) Elect five directors to serve a one-year term, with the understanding that if the merger agreement with Great Western were to be approved, the directors elected at the annual meeting shall resign as of the closing of the merger;

     (2) Vote on the merger agreement pursuant to which quepasa would become a wholly-owned subsidiary of Great Western Land and Recreation, Inc., and the additional transactions contemplated by the merger agreement;

     (3)In the event the merger were approved, Authorize the Great Western board of directors to effect a reverse stock split of one share for up to 20 shares of Great Western common stock outstanding at any time prior to or during the 24 month period following the closing of the merger; this split, if authorized, would reduce the number of shares held by each quepasa's shareholder by a quantity of 20.

     (4) Authorize the quepasa board of directors to elect to completely liquidate quepasa in the event the merger is not approved by the quepasa shareholders or the merger agreement is terminated, granting full and unfettered authorization to quepasa's current management to dispose of quepasa's remaining assets at arbitrary prices; and, at the discretion of the board of directors, to distribute all remaining cash after payment of all debts and expenses, to the quepasa shareholders and to dissolve quepasa;

     (5) Ratify the appointment of KPMG LLP as quepasa's independent auditors through the closing date of the merger; and

     (6)Transact any other business that may properly come before the annual meeting and any adjournments or postponements thereof.


     The accompanying proxy statement/prospectus discusses the merger agreement and the proposed merger. Please read this information carefully before you vote.

     Only holders of record of shares of our common stock outstanding on January 7, 2002, will be entitled to vote at the annual meeting and any adjournments or postponements thereof.

     Under Nevada law, dissenting shareholders who were record shareholders of quepasa immediately prior to the effectiveness of the merger may seek an appraisal of the fair value of their shares, exclusive of any element of value arising from the expectation or accomplishment of the merger, together with a fair rate of interest, if any, to be paid thereon. Any dissenting shareholder who wishes to exercise this right to an appraisal must do so by making written demand to quepasa at the address set forth in the proxy statement/prospectus, which must be received before the taking of the vote on the merger, and by following certain other procedures set forth in Section 92A of the Nevada General Corporation Law. In the event that holders of more than 20% of the outstanding common stock of quepasa on the record date dissent from approval of the merger, Great Western is not required to consummate the merger. This Notice of Annual Meeting of Shareholders is being mailed on or about January __, 2002 to record shareholders of quepasa on January 7, 2002, the record date.

     YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE ATTACHED PROXY CARD.

                                          Sincerely,

                                          Michael Silberman
                                          Chief Stockholder Protection Officer
                                          Concerned Stockholders

January __, 2002





                       2002 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                QUEPASA.COM, INC.
                                FEBRUARY 28, 2002
                               -------------------

                                 PROXY STATEMENT
                                       OF
               MARK D. KUCHER, MICHAEL SILBERMAN AND KEVIN DIEBALL
                              -------------------

                                  INTRODUCTION

     This proxy statement and BLUE proxy card are being furnished to you in connection with the solicitation of proxies by MARK D. KUCHER ("KUCHER"), MICHAEL SILBERMAN ("SILBERMAN") and KEVIN DIEBALL ("DIEBALL"), together referred to as the "CONCERNED STOCKHOLDERS", to be used at the 2002 Annual Meeting of the stockholders of QUEPASA.COM, INC., a Nevada corporation ("QUEPASA" or the "COMPANY"), to be held, according to the Company, at 11:00 a.m., local time, on February 28, 2002, at the Glen Eagles Restaurant, Carson City, Nevada, and at any adjournments or postponements thereof (the "ANNUAL MEETING").

     At the Annual Meeting, five (5) Directors of Quepasa will be elected for a one-year term expiring at the 2003 annual meeting of the Company's stockholders. We are soliciting your proxy in support of

     (1) Your vote "FOR" the election our five nominees Mssrs. Silberman, Kucher, Lu, Duch and Mazursky) as Directors of the Company;

     (2) Your vote "AGAINST" the merger agreement pursuant to which quepasa will become a wholly-owned subsidiary of Great Western Land and Recreation, Inc., and the transactions contemplated by the merger agreement;

     (3) Your vote "AGAINST" any authorization for the Great Western board of directors to effect a reverse stock split of one share for up to 20 shares of Great Western common stock outstanding at any time prior to or during the 24 month period following the closing of the merger;

     (4) Your vote "AGAINST" any authorization for the quepasa board of directors to elect to completely liquidate quepasa in the event the merger is not approved by the quepasa shareholders or the merger agreement is terminated and, at the discretion of the board of directors, to distribute all remaining cash after payment of all debts and expenses, to the quepasa shareholders and to dissolve quepasa;

     (5) Your vote "AGAINST" ratification of the appointment of KPMG LLP as quepasa's independent auditors through the closing date of the merger; and

     (6) Your vote "FOR" the authorization to transact any other business that may properly come before the annual meeting and any adjournments or postponements thereof.

     If elected, Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky each will support and advocate, consistent with his fiduciary obligations, a program that will include:

     - the immediate analysis and, if warranted, coordination of a possible follow-on public offering, private placement, or joint venture of the Company; and

     - concerted, professional efforts to bring true value and liquidity to the quepasa stock.

     Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky are all committed to increasing stockholder value by supporting and advocating the plans and proposals described in this proxy statement and making your company's management more responsive to its stockholders. Our interest is the same as yours -- to grow the value of each stockholder's investment in quepasa.

     Quepasa has publicly announced that the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is January 7, 2002 (the "RECORD DATE"). Stockholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of the Company's common stock, $.001 par value (the "COMMON STOCK"), held by them on the Record Date. As set forth in the proxy statement of the Company filed with the Securities and Exchange Commission ("SEC") on January 7, 2002 (the "COMPANY PROXY STATEMENT"), as of the close of business on the Record Date there were 17,163,291 shares of Common Stock issued and outstanding.

     The Concerned Stockholders are first furnishing this proxy statement and BLUE proxy card to stockholders on or about January __, 2002.

     The Company's principal executive offices are located at c/o Rob Taylor, 5115 N. SCOTTSDALE ROAD, SUITE 101, SCOTTSDALE, ARIZONA 85250



                                   IMPORTANT

     At the Annual Meeting, the Concerned Stockholders are seeking (i) to have you elect Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky as Directors of the Company.

     The election of Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky requires the affirmative vote of the plurality of shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of Directors. Only shares of Common Stock that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes. YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY.

--------------------------------------------------------------------------------
WE URGE YOU TO SIGN, DATE AND MAIL TODAY THE ENCLOSED BLUE PROXY VOTING "FOR" THE ELECTION OF MSSRS. SILBERMAN, KUCHER, LU, DUCH, AND MAZURSKY AND "AGAINST" THE PROPOSALS FOR A MERGER, REVERSE STOCK SPLIT AND DISSOLUTION OF THE COMPANY.
--------------------------------------------------------------------------------

     A VOTE FOR Mssrs. Silberman,Kucher, Lu, Duch, and Mazursky WILL PROVIDE YOU -- THE TRUE OWNERS OF THE COMPANY -- WITH REPRESENTATIVES ON YOUR COMPANY'S BOARD OF DIRECTORS WHO ARE COMMITTED TO INCREASING THE VALUE OF YOUR STOCK.

     WE URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY DONE SO, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE AND INSTEAD VOTE "FOR" THE ELECTION OF MSSRS. SILBERMAN, KUCHER, LU, DUCH, AND MAZURSKY AND "AGAINST" THE PROPOSALS FOR A MERGER, REVERSE STOCK SPLIT AND DISSOLUTION OF THE COMPANY, SIMPLY BY DOING ONE OF THE FOLLOWING:

     (1) Sign, date and mail the enclosed BLUE proxy card, which must be dated after any proxy you may have already submitted to the Company, to us at the following address:

                               Allen Nelson & Co.
                                 P.O. Box 16157
                                Seattle, WA 98116

                               FAX: (206) 938-2072



                                     - or -

     (2) Vote in person at the Annual Meeting.

FOR QUESTIONS OR CLARIFICATION REGARDING OUR PROPOSAL, OR IF YOU NEED ASSISTANCE, PLEASE CONTACT OUR PROXY SOLICITOR, ALLEN NELSON & CO.,, TOLL FREE, AT 800 - 932 - 0181 , OR VIA E-MAIL AT ANCO@WORLDPROXY.COM.


SEE 'HOW TO DELIVER YOUR PROXY' BELOW FOR MORE INFORMATION.

REMEMBER, ONLY YOUR MOST RECENTLY DATED PROXY COUNTS.

                                   WHO ARE WE?

We, the Concerned Stockholders, are not just "dissenting shareholders" or "recent opportunists",as characterized by quepasa's (Gary Trujillo's) proxy materials.To the contrary- we are sincerely concerned about the future of quepasa, and especially its proposed business operations. A Consultant to our group, and a member of our proposed Advisory Board, Jeffrey Peterson,is the original founder of quepasa; he was very instrumental in the original business plan for quepasa, and represents a major consideration to the plan our proposed Directors propose to pursue, when elected. Mr. Peterson is the person who:

1) created quepasa and its brand;

2) raised the initial money to fund quepasa;

3) hired the initial board of directors of the company, including Mssrs. Figueres, Trujillo, and Colangelo;

4) filed the original initial public offering of the company;

5) gave Mr. Trujillo his job as President and CEO of quepasa.com, before he ousted several of us from our positions about 90 days later; and

6) created over $140 million of value for quepasa's shareholders in 1999.

We are also experienced investors who invest our capital in public and private companies, including a number of companies in the technology industry. Our goals include identifying, creating and increasing stockholder value in each company in which we invest, and we believe our years of investing experience have enabled us to identify companies whose stockholder value has room to grow.

Information concerning Mssrs. Silberman and Kucher is set forth in their biographies in the section below, entitled "OUR NOMINEES FOR DIRECTORS".

Mr. Kevin Dieball is an experienced high net worth private investor who has never been fined, censured, or the subject of formal inquiry by any securities organization.


WE ARE INTIMATELY FAMILIAR WITH QUEPASA'S BUSINESS AND WHAT WE BELIEVE IS REQUIRED TO FIX IT: NEW MANAGEMENT.

     We believe that stockholders like you are the true owners of their companies. So if a company in which we have invested is, in our opinion, being poorly managed, we will often try to speak with its management about our concerns. However, where, as in the present case, management and/or its Board of Directors refuses to even listen to our suggestions or if, in our opinion, its plans are not prudent from a business judgment standpoint, or do not adequately address increasing the company's stock price, we are forced to plead our case to our fellow stockholders. This is why we have undertaken, at our own considerable expense, to solicit your proxies.

AT THIS POINT, SELECTION OF COMPETENT MANAGEMENT IS THE MOST CRITICAL, AND REALLY THE ONLY DECISION YOU HAVE TO MAKE.

Quepasa's major asset at this time is its name and registered trademarks, which still present, in our opinion, extraordinary opportunity in the right hands, even with the recent declines in the technology sector.

It should be pointed out that Telemundo, one of quepasa's early investors, recently announced a $2.7 billion dollar merger with N.B.C., a major television network. Quepasa, as a corporation, owns registered trademarks for the quepasa name, not only in the United States, but also most of the principal Latin international markets, Spain, Mexico, Columbia, to name a few. We believe quepasa's brand and registered trademarks continue to represent extraordinary value to quepasa's shareholders, if developed by a legitimate management team, even with recent declines of publicly traded stocks in the technology sector.

Quepasa, in the wake of years of self-dealing and mismanagement by Mr. Trujillo, doesn't have an existing business, and the only way it ever will have a real business, one that will establish and maintain shareholder stock value, is if a competent, experienced management team is selected by you, the shareholders.

Your selection of management really boils down to a choice between either:

     1. The Concerned Shareholders, their proposed Directors and their proposed Advisory Board, which includes quepasa's original founder, Mr. Jeffrey Peterson, and their desire to rebuild quepasa as a business;

                                       OR

     2. TRUJILLO and his cohorts, who are now focusing their efforts to merge your shares with a privately-held company which offers for sale vacant parcels of real estate in remote desert areas ("empty lots"), leaving you with a minority ownership position in that company, followed by the authorization of a 1 for 20 reverse stock split, further diluting your ownership, followed by the voluntary de-listing of your stock shares from their current marketplace; while authorizing Mr. Trujillo, Mr. Torok, and other officers to pay themselves hundreds of thousands of dollars of quepasa's remaining cash in the process. It should be noted that Mr. Torok's background includes a the massive failure and bankruptcy of First National Realty Associates ("First National"), a company investigated by Illinois real estate authorities in 1992. In addition, in 1996 a NASD member firm was fined a record $10 million for securities fraud and expelled from membership in connection with sales of stock in First National, the firm of which Torok was both founder and Chairman. Certain of Mr. Torok's associates who were also formerly associated with First National, including Mr. William Szilagyi, are also listed as a part of quepasa and Gary Trujillo's proposed merger transaction.

     The above described factual details may be important for quepasa shareholders to consider in evaluating the proposed merger with Great Western, and, quite significantly, the possibility that Great Western may not be approved for a future listing on a securities exchange due to the backgrounds of several of its officers, including Mr. Torok and Mr. Szilagyi.


PLEASE READ THE TERMS OF THE MERGER PRESENTED BY QUEPASA, UNDER GARY TRUJILLO'S DIRECTION, CAREFULLY BEFORE YOU SIMPLY CHOOSE TO VOTE "WITH MANAGEMENT" WITHOUT YOUR OWN CONSIDERATION OF THE ISSUES. IT IS OUR OPINION THAT MR. TRUJILLO AND HIS ASSOCIATE, MR. TOROK, OF GREAT WESTERN, ARE COUNTING ON YOU, THE SHAREHOLDERS, TO CASUALLY REVIEW THE TERMS OF THEIR PROPOSED MERGER, HOPING TO "SLIP" THEIR MERGER THROUGH.


                      WHY ARE WE MAKING THIS SOLICITATION?

     THE CONCERNED STOCKHOLDERS, CURRENTLY WITH A COLLECTIVE OWNERSHIP OF APPROXIMATELY 22% OF QUEPASA'S COMMON STOCK, ARE HIGHLY CONCERNED BY THECOMPANY'S OPERATING PERFORMANCE AND LOW STOCK PRICE. WE BELIEVE OUR NOMINEES WILL BE MORE RESPONSIVE TO EXPLORING ALTERNATIVES DESIGNED TO INCREASE BUSINESS OPPORTUNITIES AND STOCKHOLDER VALUE.

     WE ARE ALSO VERY CONCERNED THAT THE CURRENT MANAGEMENT AND PROPOSED DIRECTORS ARE ENGAGING IN SELF-DEALING AND A PROPOSED MERGER THAT IS IN THEIR FINANCIAL BEST INTERESTS AND TO THE DISTINCT DISADVANTAGE OF YOUR INTERESTS AS THE SHAREHOLDERS OF THE COMPANY.

                 WHY SHOULD YOU SUPPORT OUR NOMINEES?

     WE BELIEVE MSSRS. SILBERMAN, KUCHER, LU, DUCH, AND MAZURSKY TO BE HIGHLY QUALIFIED NOMINEES WHO ARE EACH COMMITTED TO DEVELOPING THE BUSINESS OF THE COMPANY, IN A MANNER UNRELATED TO SELF-DEALING OR PERSONAL FINANCIAL GAIN, AND INCREASING VALUE FOR ALL COMMON STOCKHOLDERS.

     Our nominees have great interest in advocating the interests and rights of quepasa's stockholders, and they take your concerns seriously. If elected, Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky will all seek to increase your stockholder value through their advocacy and support of, consistent with their fiduciary obligations, a program that will include:

          a. the immediate analysis and, if warranted, coordination of a possible follow-on public offering, joint venture, or private financing of the Company to pursue its business operations and marketing of the "QUEPASA" brand.

          b. a unbaised search for a legitimate merger candidate, one who would pay an acceptable premium for quepasa's assets.

     Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky also would encourage Quepasa's Board of Directors:

          (i) to seek immediate financing for the company's proposed business of developing the "QUEPASA" brand name,

          (ii) to insist that management dedicates its full time to running this Company, and resign from all other management positions at other public companies,

          (iii) to steer quepasa on a path that would generate attention and media coverage of quepasa on Wall Street, and

          (iv) to implement protective measures that would prevent current and proposed management of quepasa, including Mr. Trujillo, the current Chairman of quepasa, from taking advantage of their management positions to pursue a merger that is in their personal financial interest and contrary to the interests of the other shareholders of quepasa.

     Based upon the history of each of our nominees working to increase stockholder value while serving on the boards of various companies, we believe that Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky would be FIVE FORCEFUL VOICES ON YOUR BOARD by encouraging the implementation of all of these plans, which we strongly believe would increase stockholder value. See "ELECTION OF DIRECTORS" below for more information concerning our nominees.

     While it is our hope and good faith belief that the election of our Nominees and the defeat of the proposals to merge, reverse split the shares and dissolve the company should contribute significantly to the increase of stockholder value, there can be no assurances of such results.

            WHY IS MR. TRUJILLO SO HOSTILE TOWARDS JEFFREY PETERSON?

In the Proxy filed by current management, Mr. Trujillo expends great effort to cast Jeffrey Peterson in a bad light. We believe it is purely a personal vendetta Mr. Trujillo is pursuing and find no basis for the unwarranted personal attack.

The truth about Mr. Peterson's association with the Company he founded:

In 1999, Nasdaq denied quepasa's listing application because, as the staff stated, they "did not understand" Mr. Peterson's sale of quepasa common stock to Mr. Richard Whelan, a person who (a) had been fined and sanctioned for violating regulations of the National Association of Securities Dealers and the Arizona Corporate Commission and (b) became the subject of a civil action brought by the Securities and Exchange Commission. It should be noted that Mr. Peterson himself has never been fined, sanctioned, or convicted by any state or federal securities organization or any court of law in the United States or elsewhere.

When Nasdaq denied quepasa's listing application, Mr. Peterson had the opportunity to attend a hearing and dispute Nasdaq's opinion. Rather than outwardly refusing Nasdaq's interpretation of events, Mr. Peterson informally "agreed to disagree" with Nasdaq, and acted quickly to assure the successful completion of quepasa's public offering; voluntarily placing all of his shares of quepasa stock, which at the time were worth over Twenty Million Dollars ($20,000,000.00), into a five-year voting trust controlled by Mr. Trujillo and Mr. Siedman, and agreeing not to sell any of those shares for a period of two years. Having voluntarily removed himself as a topic of debate, Mr. Peterson remained on quepasa's board of directors and assumed the role as quepasa's Chief Technical Officer. A largely successful public offering, most of which had been orchestrated by Mr. Peterson, followed just days later.

Since Mr. Peterson has never been the subject of any civil or criminal penalty in any court proceeding in any jurisdiction, we do not understand why Mr. Trujillo has consistently attempted to paint a negative and sinister picture of his background, when no such background exists.

Mr. Peterson has consistently and fervently disagreed that he is in any way "associated" with Richard Whelan because quepasa accepted investment from Mr. Whelan. In this context, it should be noted that Mr. Peterson clearly CAN be associated with Mr. Trujillo, as it was Mr. Peterson who voluntarily demoted himself, and hired Mr. Trujillo as President and C.E.O. of quepasa; although Mr. Peterson disclaims responsibility for the decline in quepasa's share price and the transactions between Mr. Trujillo and Ernest Garcia subsequent to Mr. Trujillo's assumption of his management positions. In addition, Mr. Peterson CAN be associated with most other quepasa executives and directors, including Messrs. Figueres and Colangelo, as well as Robert Taylor, the current President of quepasa, because Mr. Peterson interviewed and later appointed those individuals to their initial positions within the company. For that matter, ironically, it should be mentioned that Mr. Peterson, while he was President and C.E.O. of quepasa, even hired the law firm responsible for authoring the proxy materials opposing ours; that same law firm continues to represent quepasa (at the direction of Mr. Trujillo) to this day.

On the other hand,when reflecting on Mr. Trujillo's true motives for attacking Mr. Peterson, it should be noted that Mr. Trujillo fired and caused quepasa to file suit against Mr. Peterson and his wife approximately ninety days after Mr. Peterson gave Mr. Trujillo his job as President of quepasa. Mr. Trujillo subsequently dismissed and settled the lawsuit against Mr. Peterson and his wife ninety days later, with not so much as a single court appearance.

Immediately subsequent to concluding his litigation against Mr. Peterson, and after completely removing Mr. Peterson from quepasa, Mr. Trujillo used over $20 Million of quepasa's stock and cash to acquire two businesses from an associate of his who is a convicted felon: Ernest Garcia. Ernest Garcia has been closley associated with Freidman, Billings, Ramsey, the Investment Bank which has been "advising" quepasa through the preparation of, and now has recommended, the merger with Great Western.


The concerned stockholders ask you to consider the following:

(A) When presented with a challenge, quepasa's founder, Jeffrey Peterson, immediately locked up over $20 million worth of his own personal stock, and demoted himself, to insure quepasa's successful and immediate public offering;

(B) Gary Trujillo, two years after firing Mr. Peterson, in October 2001, after leading Quepasa, as its C.E.O., to the point of total business and financial failure, paid himself $700,000 (over 20% of the company's remaining cash), citing this as a "benefit" to the stockholders of quepasa, as it was a discount from the $1,200,000 that the company allegedly owed to him.

     Which of these two executives do you feel truly has your and quepasa's best interests at heart?



                           WHAT IS WRONG WITH QUEPASA?

A. 1,000% DROP IN STOCK PRICE SINCE NOVEMBER 1999!!

     The numbers tell the story.

     Since November 1999, quepasa's Common Stock price went from above $16 down to $.16 on December 31, 2002. Thus, a DOLLAR invested in quepasa stock in November 1999, is now worth ONLY a PENNY!

     In our opinion, quepasa's current Board has made no progress in increasing the Common Stock price for several years. We are highly confident that quepasa's poor Common Stock price performance is of great concern to all of quepasa's stockholders, as it has been to us for some time.

     We currently hold 3,861,243 shares of Common Stock, or approximately 22% of the Company's Common Stock. We continue to hold shares of Common Stock because we believe that we have an effective plan to reverse the general downward spiral of the Company's stock price and increase value for all quepasa's stockholders. In our opinion, the election of Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky to the Board is the key step in the hopeful resurgence of Quepasa's stock price.

B. MANAGEMENT HAS FAILED TO CREATE VALUE OR ACQUIRE ASSETS FOR THE COMPANY, YET HAS PROVIDED SUBSTANTIAL PERSONAL ECONOMIC BENEFIT TO MANAGEMENT.

     The truth is, quepasa has NOTHING of value, yet management attempts to portray a rosy picture, which is actually RED! The Company is in the RED, and has been ever since current management took over. AND it's their fault the Company is in the RED. They have been negligent and have totally failed to devote attention to the business of the Company, EXCEPT, of course when management devoted great effort to making sure SEVEN HUNDRED THOUSAND DOLLARS ($700,000.00) was paid to one the officers and directors, and current management nominees: GARY TRUJILLO!

     You, as a stockholder, deserve to know that your Company's management is seriously pursuing strategies to increase your stockholder value. We believe that Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky, consistent with their fiduciary obligations, will take steps to support the development of the business of the Company, and seek to attain value for the stock and stockholders.


C. LACK OF STREET COVERAGE

     In recent history, not a single Wall Street analyst has covered quepasa. Despite spending millions of dollars on promotion in the past few years, management has been unable to convince a single equity analyst to follow the Company.

     We believe a lack of coverage translates into a lack of institutional and retail interest and, hence, a lack of trading activity. As a result of this lack of trading activity, the stock price of the Common Stock suffers. You as a stockholder suffer.

     The Concerned Stockholders believe that the inattention of management to the business of the Company and lack of financial reporting clarity may discourage analysts from covering the Company.

Accordingly, the Concerned Stockholders want to see these items corrected and want the Company to take immediate and concerted steps to secure analyst coverage as promptly as possible. We believe that obtaining such coverage should be a much greater priority of the Company.


D. WE BELIEVE QUEPASA IS RUN LIKE A PRIVATE COMPANY

     We believe that quepasa is run in some ways as if it were a private company rather than a public company. In addition, we believe that limited scrutiny has been placed upon Mr. Gary Trujillo, quepasa's current Chairman, by the public, as he has explained away all of quepasa's shortcomings and problems by baldly blaming the shortcomings and problems during his tenure as C.E.O. on a "decline in the Internet sector of the stock market". In our view, the combination of the following features results in a Company that is not properly accountable to its stockholders:

     (i) According to quepasa's own 10-K/A that it filed with the SEC on May 1, 2001, none of its senior executive officers, including Mr. Gary Trujillo, its current Chairman were employed at that time exclusively by quepasa.

     Ask yourself this: How many other public companies can you name where the chief executive officer or chief financial officer is a part-time job? Maybe that helps explain quepasa's disastrous performance over the last 2 years, both as a business operation and as a stock? We believe that the position of executive officer of a public company listed on a public exchange is challenging enough on a full-time basis; simultaneously holding senior executive positions in other public and private companies would seem to be an unmanageable distraction.

     (ii) Mr. Gary Trujillo, quepasa's current Chairman, has never held a annual meeting of shareholders in the two years that quepasa has been public, effectively denying the shareholders a voice in corporate matters. On November 1, 2001, certain of the Concerned Stockholders filed an action pursuant to Ch. 78 of the Nevada General Corporation Law to compel the Company to call an Annual Meeting, a basic requirement of every Corporation.

     (iii) Quepasa's past earnings announcements and quarterly disclosures to shareholders have been presented by Mr. Trujillo, in telephonic conference calls, in a special "listen-only" mode, therefore effectively removing the ability for any analyst, shareholder, or other interested party to hold him accountable for any of his actions at those highly visible meetings.

The Concerned Stockholders believe that you, the rightful owners of quepasa, deserve the full-time, best efforts attention of each senior executive of the Company. We believe that you have a right to know that these highly paid executives are looking after your investment each and every day for the entire day. Based on the Company's own disclosure, that simply is not happening now.

     The Concerned Stockholders believe it is well past the time for YOUR senior management to resign their positions in those other public companies and devote their full time and best efforts to protecting YOUR interests and increasing YOUR stockholder value. Our Director Nominees have committed to do just that: devote their full time to protecting your interests and increasing stockholder value. We also ask: Why should the direction of future operations be directed by insiders, and more specifically, the same persons who have been in control of the Company during its disastrous decline in financial condition, market price, market value and assets?

     Management's current proposals, suggested largely by Gary Trujillo, a member of the current board of directors of quepasa, consists of (i) merging quepasa with a privately-held company which, in large part, sells vacant lots in the desert, (ii) giving quepasa shareholders only a minority position in the "desert land" company, and (3) authorizing a reverse-split of the remaining shares at a ratio of 1 to 20.

We consider this proposal unfair to quepasa shareholders, and ill-advised as a practical matter.

WE, THE CONCERNED STOCKHOLDERS, BELIEVE THAT WE HAVE A PRACTICAL, VIABLE PLAN THAT WILL HELP INCREASE VALUE FOR ALL HOLDERS OF COMMON STOCK.

     It is a plan built on building a viable business, based on the Company's well-established "QUEPASA" brand, and creating true, tangible value for shareholders. Now we are asking for your support for our nominees and programs. We appeal to you to elect Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky to the Board to help support and advocate these plans to increase stockholder value.

     PLEASE vote your BLUE proxy card FOR Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky, and FOR both the Independent Directors Proposal and the Stockholder Democracy Proposal.


 PROXY CONTEST

     And now, to further the goals of all the stockholders of the Company, we, at our own expense, are delivering this proxy statement to you. We are asking for your support. By supporting our nominees and voting against the Proposals to merge with Great Western, reverse split the stock and dissolve the Company, we believe that we can address the concerns stated above and return the management of the Company to you, the true and rightful owners of Quepasa. Please keep in mind that if elected, our nominees will constitute the Board. We believe that the election of Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky will send a message that the Company's focus should be on creating value for all stockholders. In addition, each of our nominees will work to pursue our proposed actions which we believe will increase your stockholder value. While we and our nominees believe and hope that our proposed actions will help to increase the value of the Common Stock, it is possible that our nominees' fiduciary obligations to you will lead our nominees to pursue alternative courses of action that they deem to be in your best interests.

LAWSUIT BY THE CONCERNED STOCKHOLDERS

On October 31, 2001, the Concerned Stockholders, together with three other stockholders, filed an action pursuant to Ch. 78 of the Nevada General Corporation Law to compel the Company to call the Annual Meeting (the "Nevada Lawsuit"). At the time the complaint was filed, more than 29 (twenty-nine) months had passed since the Company's last annual stockholders' meeting. On December 3, 2001 (a day prior to the hearing which resulted in express written ORDER from a Nevada District Court Judge, and only because of our pending litigation), quepasa publicly announced that it would hold its Annual Meeting. Quepasa subsequently announced that the Record Date for such meeting would be February 7, 2002. While we were satisfied that the date of the Annual Meeting had finally been announced, we thought that it was unfortunate that the Company did not announce the meeting date before we had to go to court to protect the rights of stockholders to a timely annual meeting.

Additionally, on December 19, 2001, two of the the Concerned Stockholders filed an action in the Superior Court for the State of Arizona in and for the County of Maricopa (the "Arizona Lawsuit"). This action alleges various breaches of fiduciary duty by the officers and directors of quepasa, particularly Gary Trujillo, a member of quepasa's board of directors. This lawsuit was filed in large part due to (i) a recent payment of $700,000 cash which Gary Trujillo authorized to himself without shareholder approval in October, 2001, and (ii) a $500,000 loan which Gary Trujillo authorized to Great Western without shareholder approval in October, 2001, for various purposes, including the purchase of shares of quepasa stock in the open market, presumably so Great Western may vote those shares in favor of Trujillo and Great Western's proposed merger agreement.

The action seeks compensatory and punitive damages. The action also seeks to enjoin Great Western and Gary Trujillo from voting any shares of quepasa common stock acquired with the proceeds of a the $500,000 loan made to Great Western and the $700,000 payment which Gary Trujillo authorized to himself without shareholder approval.

Both the Nevada Lawsuit and the Arizona Lawsuit are disclosed in a Form 8-K filed by quepasa's management on December 28, 2001.

                                   CONCLUSION

     You, the Company's stockholders, are the TRUE OWNERS OF QUEPASA. You should control its destiny. Quepasa is not a private company; it is a public company. The Board exists to serve you. You deserve a Board that is responsive and effective in increasing stockholder value, and a management team truly committed to the Company and those goals. We believe that quepasa's present Board and management have failed to perform in these areas. It is a matter of fact, not opinion, that quepasa's stock price has fallen precipitously on their watch. The Company's stockholders deserve our five nominees to be elected to the Board to help support and advocate our plans to increase stockholder value. If, like us, you believe that you should have the opportunity to have a say in the future of YOUR Company, we urge you to vote your BLUE proxy card FOR our five nominees.

     Unless you attend the Annual Meeting in person your proxy is the only means available for you to vote and be heard by your Company's management. YOUR VOTE IS EXTREMELY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE ACT TODAY.

                              ELECTION OF DIRECTORS

     According to publicly available information, the Company's Board currently consists of five (5) Directors. Directors hold office for a term of one year (or less if they are filling a vacancy) and until their successors are elected and qualified. This year there are five (5) incumbent Directors whose terms will expire at the 2002 Annual Meeting.

     We urge you to elect Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky as Directors of the Company at the 2002 Annual Meeting. Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky have furnished the information set forth next to their names below concerning their principal occupations and business experience. Each of these nominees has consented to being named in this proxy statement and to serve as a Director of the Company if elected. If elected, Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky each would hold office until the 2003 Annual Meeting of stockholders and until a successor has been elected and qualified, or until his earlier resignation, death or removal. Although we have no reason to believe that Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky will be unable to serve as Directors, if any of them are not be available for election, the persons named on the BLUE proxy card have agreed to vote for the election of such other nominees as we may propose. WE URGE YOU TO CAREFULLY CONSIDER THE BACKGROUNDS OF MSSRS. SILBERMAN, KUCHER, LU, DUCH, AND MAZURSKY AND THEIR RESPECTIVE QUALIFICATIONS AND ABILITIES TO REPRESENT YOUR INTERESTS.

OUR NOMINEES FOR DIRECTORS:

     Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky each have years of experience in advising public companies on how to increase stockholder value and/or have strong technical operations backgrounds. We believe that these types of people and skills are what QUEPASA needs. That is why we have nominated them. With your support, they will use their vast experience and skills to increase the value of your investment.


1. MICHAEL SILBERMAN is currently Chief Financial Officer of Vayala Corporation, a privately held company focusing on search and retrieval technologies. From 1999 to May 2001, Mr. Silberman was a consultant for firms in a number of industries including the technology sector. From 1997 to 1999, Mr. Silberman was a co-founder, Director, Chief Operations Officer, Chief Financial Officer and Operations Coordinator of quepasa.com, inc. Mr. Silberman earned his B.A. in Economics from the University of California, Los Angeles (UCLA) and his MBA from the Anderson School at the University of California, Los Angeles.

2. RAYMOND DUCH is currently Professor of Political Science and Director of the Social Science Data Laboratory at the University of Houston. He is the founder and president of RDA Global in Houston, Texas and co-founder and director of Enternet Research Ltd. in Dublin, Ireland. Dr. Duch is the author of Privatizing the Economy, which analyzes the deregulation of the European telecommunications industry. He has published extensively in major scholarly journals including the American Political Science Review, the American Journal of Political Science and the British Journal of Political Science and the Thunderbird Business Review. Ray Duch has provided consultancy expertise to a wide range of global IT firms including AT&T, NTT, Lucent Technologies, Avaya Communications, The Washington Post, Le Groupe Videotron, CBS, and the National Broadcasters Association. In addition, he has acted as a consultant for a number of governments including agencies of the U.S., Canada, and the European Union. He is currently on the editorial board of the American Journal of Political Science and recently served as a member of the National Science Foundation review panel. Ray Dutch received a B.A. from the University of Manitoba, Canada, and a Ph.D. in Political Science from the University of Rochester.

3. MARK D. KUCHER is currently Managing Director of Sovereign Trust Company, a private trust company offering investment management services. Mr. Kucher has been the Managing Director since 1998. Prior to Sovereign Trust, Mr. Kucher was a director of Cobre Mining Company, a publicly listed copper mining company which was acquired by Phelps Dodge in 1998 for $137 million. Mr. Kucher had been Chairman and CEO of the predecessor company to Cobre, Aurex Resources, since 1995. Mr. Kucher has an M.B.A. from the University of Western Ontario 1984 and a Bachelor of Commerce in Honors from the University of Montreal.

4. PAUL MAZURSKY is an award winning movie actor, screenwriter, director, and producer. From 1999 to 2000, Mr. Mazursky served on the board of governors of the Academy of Motion Picture Arts and Sciences in Beverly Hills, CA. His career in the entertainment industry spans nearly fifty years, making his debut performance in Stanley Kubrik's first film, Fear and Desire. As a director and producer, Mr. Mazursky's films have included the likes of Robin Williams, Richard Dreyfuss, Bette Midler, and Woody Allen. Mr. Mazursky is an investor in Vayala Corporation, a privately held company focusing on search and retrieval technologies.

5. BRIAN LU is the co-founder of Vayala Corporation, a privately held company focusing on search and retrieval technologies. He is the eldest son of Mr. Hong Liang Lu, a proposed member of our advisory board and the Chairman of UT Starcom, Inc., and SOFTBANK China Holdings, Ltd. (SEE: ADVISORY BOARD)



PROPOSED QUEPASA ADVISORY BOARD
In addition, we are proposing to have the Director Nominees appoint an Advisory Board, which they are disposed to do, consisting of the following individuals, both of whom have consented to serve on the Advisory Board:

HONG LIANG LU has been President and Chief Executive Officer of UT Starcom, a publicly traded company (Nasdaq NMS: UTSI), since June 1991. UTSI is a leading provider of technology infrastructure hardware to Asian and Latin American markets. In 1996, UTSI received $30 million in private funding from SOFTBANK, one of Japan's largest Venture Capital institutions, known for funding the successful startups of Yahoo, E*TRADE, and Nasdaq Japan, among many others. Mr. Lu also serves as Chairman of the Board of SOFTBANK CHINA Ltd, a venture capital fund.

In 1999 UTSI and raised $180 million in a highly successful public offering, and subsequently raised another $180 million in a secondary offering in July 2001, during the height of the "tech downturn" in the public securities markets. Masayoshi Son, Chairman of SOFTBANK Japan, also serves as Chairman of the Board of Directors of UT Starcom with Mr. Lu. Mr. Lu is a member of TIME Magazine's "Cyber Elite" and is an investor in Vayala Corporation, a privately held company focusing on search and retrieval technologies.

JEFFREY PETERSON was the original founder of QUEPASA.COM in 1998. Since July 2001, he has served as Chairman of the Board of Directors and Chief Executive Officer of Vayala Corporation, a privately held company focusing on search and retrieval technologies. Vayala Corporation has recently completed two successful rounds of private financing even during the public market downturn for technology companies. From May 1998 to June 1999, Mr. Peterson was Chairman of the Board of Directors, President, Chief Executive Officer and the original founder of quepasa.com, inc. Additionally, he was Chief Technology Officer of quepasa.com, inc. from July 1997 until May 1998 quepasa.com, inc. was included in the 1999 ISDEX 100 which lists the 100 largest publicly-traded Internet companies. Mr. Peterson has received national and international media attention for his accomplishments in the technology sector, currently serves on the Board of Directors of several privately held technology related companies in both the United States and Latin America and serves as a technology consultant to the government of Mexico.

Mr. Peterson formed the initial board of directors of quepasa, which included Messrs. Figueres, Sokol, and Colangelo, and led the company through it's initial private funding transactions, the filing of it's original Initial Public Offering and formation of the joint venture between quepasa and Telemundo. Later, after the successful launch of quepasa's business, Mr. Peterson hired Gary Trujillo as President of quepasa in April 1999 and introduced Mr. Trujillo to Gloria Estefan, who later became Quepasa's spokesperson. Approximately ninety days later, Mr. Trujillo fired and subsequently caused quepasa to file suit against Mr. Peterson and his wife, simultaneously removing many of Mr. Peterson's associates from the company.

Following Mr. Peterson's departure, and under Mr. Trujillo's leadership, quepasa's market value immediately fell, fluctuated and eventually declined to it's current stock price of about ten cents per share; Gloria Estefan resigned as quepasa's spokesperson, and Telemundo cancelled it's agreements with quepasa and ownership of quepasa's shares. . Additionally, immediately subsequent to Mr. Peterson's agreement to settle litigation with Trujillo's new quepasa, Mr. Trujillo used over $20 million of quepasa's stock and cash to acquire two businesses from Ernest Garcia, a person previously associated with Mr. Trujillo, a convicted felon who pled guilty to bank fraud in 1990.

     The accompanying BLUE proxy card will be voted at the Annual Meeting in accordance with your instructions on such card. You may vote FOR the election of Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky as Directors of the Company or withhold authority to vote for any of them by marking the proper box(es) on the BLUE proxy card. If no marking is made, you will be deemed to have given a direction to vote all of your shares of Common Stock "FOR" the election of Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky.

     As set forth in the Company's By-laws and the Company Proxy Statement, a plurality of the votes duly cast is required for the election of Directors, assuming a quorum is present or otherwise represented at the Annual Meeting. Consequently, only shares of Common Stock that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes. Shares of Common Stock present at the meeting that are not voted for a particular nominee (including broker non-votes and shares of Common Stock present by proxy where the stockholder properly withheld authority to vote for such nominee) will not be counted toward such nominee's attainment of a plurality.


     WE BELIEVE THAT IT IS IN YOUR BEST INTEREST TO ELECT AS DIRECTORS OF QUEPASA AT THE ANNUAL MEETING, AND STRONGLY RECOMMEND A VOTE "FOR" THEIR ELECTION. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE ACT TODAY BY SIGNING, DATING AND MAILING YOUR BLUE PROXY CARD.



            OTHER MATTERS TO BE CONSIDERED AT THE 2002 ANNUAL MEETING

     According to the Company Proxy Statement, quepasa's stockholders, in addition to electing new Directors, will also vote on the following proposals:

                                   THE MERGER

RECOMMENDATION OF THE CONCERNED STOCKHOLDERS

     The CONCERNED STOCKHOLDERS believe that the merger is DEFINITELY NOT in the best interests of quepasa OR its shareholders, and recommends that quepasa's shareholders vote "AGAINST" approval of the merger agreement.

     In reaching its conclusions, the CONCERNED STOCKHOLDERS considered:

     - A wide range of alternative transactions and options, all of which were more attractive than the one-sided merger, which is heavily slanted in favor of Great Western and against the rights and interests of quepasa shareholders;

     - quepasa's disasterous current financial position, historic financial performance, business operations and results of operations, especially since current management assumed control of the Company's financial affairs;

     - the past association of Friedman, Billings, Ramsey & Co., with Ernest Garcia, a convicted felon and associate of Mr. Gary Trujillo, quepasa's current chairman, in their "recommendation" as to the "fairness" of the Great Western merger;

     - The terms and conditions of the one-sided merger agreement;

     - The track record and potential for success of Great Western's business, which involves the sale of undeveloped desert land;

     - The questionable experience and reputation of Great Western and its management and shareholder;

     - The negative effect of the merger on quepasa's shareholder value and imminent de-listing of quepasa's shares from all exchanges; and

     - The opinion of quepasa's own paid financial advisor that the consideration to be received by quepasa's shareholders in the merger is highly unfavorable from a financial point of view.

WE STRONGLY RECOMMEND A VOTE "AGAINST" THE COMPANY'S PROPOSAL TO MERGE WITH GREAT WESTERN.


                             THE REVERSE STOCK SPLIT

     The shareholders will be asked to authorize the Great Western board of Directors, IN THEIR TOTAL, UNFETTERED DISCRETION, to effect a reverse stock split of one share for up to 20 shares of Great Western common stock outstanding at any time prior to or during the 24 month period following the closing of the merger. The ALLEGED purpose for the proposed reverse stock split is to attempt to increase the market price of Great Western's common stock following the merger in order to meet the minimum requirements for listing of Great Western's common stock on the Nasdaq National Market System or another securities exchange.

     The Concerned Stockholders strongly recommend voting "AGAINST" giving the Great Western board of directors authorization to effect a reverse stock split of Great Western's common stock at any time prior to or during the 24 month period following the closing of the merger. A vote in favor by the holders of at least a majority of the shares of quepasa common stock present and entitled to vote at the annual meeting is required to DEFEAT this proposal.

WE STRONGLY RECOMMEND A VOTE "AGAINST" THE COMPANY'S PROPOSAL TO GIVE THE BOARD OF DIRECTORS APPROVAL TO EFFECT A REVERSE STOCK SPLIT.


           THE AUTHORIZATION FOR THE BOARD OF DIRECTORS OF QUEPASA TO
                PURSUE THE LIQUIDATION AND DISSOLUTION OF QUEPASA

     The shareholders will be asked to authorize the quepasa board of directors to elect to completely liquidate quepasa in the event the merger is not approved by the quepasa shareholders or the merger agreement is terminated and, at the discretion of the board of directors, to distribute all remaining cash after payment of all debts and expenses to the quepasa shareholders and to dissolve quepasa.

     The Concerned Stockholders strongly recommend voting "AGAINST" granting the board of directors authority to elect to completely liquidate quepasa in the event the merger is not approved by the quepasa shareholders or the merger agreement is terminated and, at the discretion of the board of directors, to distribute all remaining cash after payment of all debts and expenses to the quepasa shareholders and to dissolve quepasa. A vote in favor by the holders of at least a majority of the shares of quepasa common stock present and entitled to vote at the annual meeting is required to DEFEAT this proposal.

     The Concerned Stockholders believe that liquidation and dissolution is a disastrous alternative which would totally wipe out all rights and interests of the shareholders, and would not benefit either the Company or the shareholders in any respect. It is simply a means to destroy everything for everyone. In addition, we feel that "liquidation" as an alternative may, in fact, mean the transfer of quepasa's highly valuable trademark registrations to Great Western or other entities at arbitrary, possibly highly discounted prices.

REMEMBER - BY GRANTING FULL AUTHORITY TO QUEPASA AND MR. GARY TRUJILLO TO DISTRIBUTE ALL REMAINING CASH OF QUEPASA - IS GRANTING AUTHORITY TO THE SAME PERSON WHO PAID HIMSELF $700,000 (NEARLY 20% OF THE COMPANY'S REMIANING CASH) IN OCTOBER, 2001, AND USED OVER $20 MILLION OF QUEPASA'S STOCK AND CASH TO ACQUIRE TWO BUSINESSES FROM MR. ERNEST GARCIA, A CONVICTED FELON AND BUSINESS ASSOCIATE OF MR. TRUJILLO, IN 1999 AND 2000. IS THIS THE PERSON YOU WANT DETERMINING HOW TO USE THE COMPANY'S REMAINING ASSETS?


WE STRONGLY RECOMMEND A VOTE "AGAINST" THE COMPANY'S PROPOSAL TO GIVE THE BOARD OF DIRECTORS APPROVAL TO EFFECT A DISSOLUTION AND LIQUIDATION OF THE COMPANY.


RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected KPMG LLP, independent auditors, to audit Quepasa's financial statements for the fiscal year ending December 31, 2001 (the "ACCOUNTANT RATIFICATION PROPOSAL"). A vote in favor by the holders of at least a majority of the shares of quepasa common stock present and entitled to vote at the annual meeting is required to APPROVE this proposal.

     Quepasa switched accounting firms to KPMG in late 1999, concurrent with Mr. Trujillo's $20 million in acquisitions of two businesses majority owned by Mr. Garcia, a convicted felon and business associate of Gary Trujillo, namely, etrato.com and credito.com. We do not have anything negative to say about KPMG; we simply believe that with the election of our proposed Directors, they should have the ability to select the accounting firm they choose, and not one selected by Mssrs. Trujillo and Garcia.

     THE CONCERNED STOCKHOLDERS STRONGLY RECOMMEND THAT QUEPASA'S STOCKHOLDERS VOTE"AGAINST" THE RATIFICATION OF THE SELECTION OF KPMG LLP AS QUEPASA'S INDEPENDENT AUDITORS.

     If any other matters are to be voted on at the Annual Meeting that were unknown to the Concerned Stockholders a reasonable time before this solicitation, the Concerned Stockholders will vote their shares of Common Stock and all proxies held by them in accordance with their best judgment with respect to such matters.

WE BELIEVE THAT IT IS IN YOUR BEST INTEREST TO VOTE "FOR" THE PROPOSALS TO ELECT OUR NOMINATED DIRECTORS.

WE STRONGLY RECOMMEND A VOTE "AGAINST" THE COMPANY'S PROPOSALS TO MERGE WITH GREAT WESTERN, AUTHORIZE THE BOARD OF DIRECTORS TO (1) EFFECT A REVERSE SPLIT THE STOCK AND (2) DISSOLVE AND LIQUIDATE THE COMPANY, AND RATIFY THEIR SELECTION OF KPMG AS ACCOUNTANTS. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE ACT TODAY BY SIGNING, DATING AND MAILING YOUR BLUE PROXY CARD.



                           VOTING RULES AND PROCEDURES

     The shares of Common Stock are the only class of capital stock of the Company entitled to vote for the election of Directors and on proposals at the Annual Meeting. Every holder of Common Stock is entitled to one vote for each share of Common Stock held. In accordance with the Company's By-laws, at the Annual Meeting the holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum.

     Under Nevada law, abstaining votes and broker non-votes are considered to be present for purposes of a quorum but are not deemed to be votes cast. A broker 'non-vote' occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions on how to vote from the beneficial owner.

     Only holders of record as of the close of business on the Record Date will be entitled to vote. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell or have sold your Common Stock after the Record Date. ACCORDINGLY, IT IS IMPORTANT THAT YOU VOTE THE SHARES YOU HELD ON THE RECORD DATE, OR GRANT A PROXY TO VOTE SUCH SHARES ON THE BLUE PROXY CARD, EVEN IF YOU SELL OR HAVE ALREADY SOLD YOUR SHARES.

                            HOW TO DELIVER YOUR PROXY

     You are urged promptly to sign, date and mail the enclosed BLUE proxy card in the enclosed envelope to the following address:

                               Allen Nelson & Co.
                                 P.O. Box 16157
                                Seattle, WA 98116

                               FAX: (206) 938-2072


     FOR QUESTIONS OR CLARIFICATION REGARDING OUR PROPOSAL, OR IF YOU NEED ASSISTANCE, PLEASE CONTACT OUR PROXY SOLICITOR, ALLEN NELSON & CO.,, TOLL FREE, AT 800 - 932 - 0181 , OR VIA E-MAIL AT ANCO@WORLDPROXY.COM.


HOW TO REVOKE YOUR PROXY

     Your execution of the BLUE proxy card will not affect your right to attend the Annual Meeting and vote in person. Any proxy given by you may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation, or a later dated proxy for the Annual Meeting, to the Concerned Stockholders at the above address, or to the Clerk of the Company at its principal executive offices, or by voting in person at the Annual Meeting. If the BLUE proxy card is your latest proxy submission and no direction is given by you on such card, it will be deemed to be a direction to vote 'for' the election of our five Director nominees, the Independent Directors Proposal and the Stockholder Democracy Proposal. REMEMBER, ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT. YOUR VOTE IS IMPORTANT -- PLEASE ACT TODAY.

IMPORTANT INSTRUCTIONS FOR "STREET NAME" STOCKHOLDERS

     If any of your shares of quepasa Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only such institution can sign a BLUE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please promptly sign, date and mail the enclosed BLUE Proxy Card (or voting instruction form) you received from the brokerage firm, bank nominee or other institutions in whose name your shares are held in the postage-paid envelope provided. Please do so for each account you maintain. To ensure that your shares are voted in accordance with your wishes, you should also contact the person responsible for your account and give instructions for a BLUE Proxy Card to be issued representing your shares of quepasa Common Stock.

           CERTAIN INFORMATION CONCERNING THE CONCERNED STOCKHOLDERS
                   AND OTHER PARTICIPANTS IN THE SOLICITATION

     Information concerning the Concerned Stockholders, Mark D. Kucher, Michael Silberman and Kevin Dieball, the "PARTICIPANTS" in the solicitation contemplated by this proxy statement, as defined in the proxy rules promulgated by the SEC under the Exchange Act, is set forth below and on the Schedules attached hereto.

     The above individuals, Michael Silberman, Mark D. Kucher and Kevin Dieball, have not entered into any written agreement, but have verbally agreed to vote their respective shares in uniformity with one another as to any issues that may come before the stockholders of the Company. Further, they are consulting with one another regarding the Company. The individuals agreed to act as a group, as set forth, in this Proxy Statement, as of January 4, 2002.

     Mark D. Kucher beneficially owns 1,657,672 shares of Common Stock and is the record holder of 728,571 shares of Common Stock.

     Michael Silberman beneficially owns 365,000 shares of Common Stock and is the record holder of 700,000 shares of Common Stock.

     Kevin Dieball beneficially owns 410,000 shares of Common Stock and is the record holder of 0 shares of Common Stock.

     Collectively, Mark D. Kucher, Michael Silberman and Kevin Dieball own 3,861,243 shares of Common Stock, representing approximately 22% of the outstanding shares of Common Stock.

     The holdings of the participants are all as of January 8, 2002.

     Except as set forth in this proxy statement (including the Schedules attached hereto), none of the Concerned Stockholders or, to the knowledge of the Concerned Stockholders, any other participant in this solicitation or any of their respective associates: (i) directly or indirectly beneficially owns any shares of Common Stock or any other securities of the Company or any of its subsidiaries; (ii) has had any relationship with the Company in any capacity other than as a stockholder, or is or has been a party to any transaction, or series of similar transactions, since the beginning of Company's last fiscal year with respect to any shares of the Company; (iii) has been a party to or had or will have, a direct orindirect material interest in any transaction, series of transactions, or any currently proposed transaction or series of transactions, to which quepasa or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000; or (v) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year.

     In addition, other than as set forth in this proxy statement (including the Schedules hereto), there are no contracts, arrangements or understandings entered into by the Concerned Stockholders or any other participant in this solicitation or any of their respective associates within the past year with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     Except as set forth in this proxy statement (including the Schedules hereto), none of the Concerned Stockholders or any other participant in this solicitation or any of their respective associates has any knowledge of or been engaged in any contracts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, or a sale or other transfer of a material amount of assets other than what has been publicly filed by the Company or third parties with the SEC; or has had any other transaction (other than this proxy solicitation and matters incidental thereto) with the Company or any of its executive officers, directors, subsidiaries or affiliates that would require disclosure under the rules and regulations of the SEC.

     Except as set forth in this proxy statement (including the Schedules hereto), none of the Concerned Stockholders or any other participant in this solicitation or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party.

     Except as set forth in this proxy statement (including the Schedules hereto), Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky, in the past five (5) years, have not been a party to any legal proceeding or subject to any judgment, order or decree of the type described in Item 401(f) of Regulation S-K.

     Except as set forth in this proxy statement (including the Schedules hereto), Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky are not involved in any material proceeding to which any of them is a party adverse to quepasa or any of its subsidiaries or has a material interest adverse to quepasa or any of its subsidiaries.

     Except as set forth in this proxy statement (including the Schedules hereto), none of the participants has a family relationship with any director, executive officer, or other person nominated or chosen by quepasa to become a director or executive officer.

     With respect to the information of security ownership of certain beneficial owners and management of quepasa, as required by Item 403 of Regulation S-K, none of the nominees has any knowledge outside of what has been filed by the Company and third parties with the New Lens Agreement and made publicly available.

     None of the Concerned Stockholders has a substantial interest, direct or indirect, by security holdings or otherwise, that will to their knowledge be acted upon at the 2002 Annual Meeting, other than the election of their nominees for Director and the opposition to the merger-related proposals.

     Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky have no substantial interest, direct or indirect, by security holdings or otherwise, that will to their knowledge be acted upon at the 2001 Annual Meeting other than as to their election as Directors. No other participant has a substantial interest, direct or indirect, by security holdings or otherwise, that will to their knowledge be acted upon at the 2002 Annual Meeting.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 10, 2002 concerning stock ownership of quepasa's common stock by each director and officer, by all persons who hold of record or are known by quepasa to hold beneficially of record 5% or more of the outstanding shares of quepasa common stock, by Great Western and by all directors and officers as a group. This information is copied from the Company's Proxy filed on January 15, 2002.

Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares of common stock shown as owned by them, subject to community property laws, where applicable. The table also reflects all shares of common stock which each individual has the right to acquire within 60 days from December 15, 2001 upon exercise of stock options.

      NAME AND ADDRESS                         SHARES          PERCENT OF SHARES
  OF BENEFICIAL OWNER                    BENEFICIALLY OWNED    OUTSTANDING(1)(2)
--------------------------------------------------------------------------------

Five Percent Shareholders:
  Mark D. Kucher(3)...................          2,386,243                13.9%
  Ernest C. Garcia II(4)..............            927,471                 5.4%
  Great Western Land and Recreation, Inc          840,000                 4.9%

Directors and Executive Officers

  Gary L. Trujillo............................... 980,555                 5.4%
  L. William Seidman............................. 157,500                   *
  Jerry J. Colangelo.............................  75,125                   *
  Jose Maria Figueres............................  73,250                   *
  Louis Olivas...................................  50,875                   *
  Robert J. Taylor............................... 206,667                 1.2%
  All Directors and Executive Officers as a Group
    (6 persons).................................1,543,972                 8.3%


* Represents beneficial ownership of less than one percent of the outstanding shares of common stock.


(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days after December 15, 2001. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such shareholder, but are not deemed outstanding for the purpose of computing the percentage of shares of common stock owned by any other shareholder. For purposes of this table, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.


(2) Does not include 600,000 shares of common stock held by quepasa as treasury shares as a result of the Telemundo arbitration award. See "quepasa's Business--Legal Proceedings." These shares will be canceled as a result of the merger and, prior to the merger, may not be considered outstanding shares for any purpose and do not carry voting rights.


(3) The address for Mr. Kucher is 1410-700 West Georgia Street, Vancouver, British Columbia, Canada.

(4) Consists of 927,471 shares of quepasa common stock held by Verde Capital Partners, LLC, Verde Reinsurance Company, Ltd. and Verde Investments, Inc. Mr. Garcia owns a majority interest in Verde Capital, Verde Reinsurance and Verde Investments. The address for Mr. Garcia is 2575 East Camelback Road, Suite 700, Phoenix, AZ 85016.

The Concerned Stockholders assume no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, quepasa public filings.


SECURITY OWNERSHIP OF THE CONCERNED STOCKHOLDERS AND OTHER PARTICIPANTS, INCLUDING DIRECTOR NOMINEES

     The names, business addresses and number of shares of Common Stock beneficially owned as of January 8, 2002,by the Concerned Stockholders and the other participants in this solicitation, including Director Nominees, are set forth below. The material terms regarding the shares of Common Stock owned by each of the Concerned Stockholders is set forth on the schedule of transactions attached hereto. They obtained these funds through various cash accounts they maintain. As of the date of this proxy statement, Mr. Kucher has spent $279,606.29 to purchase his shares of quepasa Common Stock; and Mr. Silberman spent $179,739.00 to purchase his shares of quepasa Common Stock; and Mr. Dieball has spent $85,798.00 to purchase his shares of quepasa Common Stock.

Mssrs. Duch, Lu and Mazursky, Director Nominees, currently own no shares of quepasa stock.

Mr. Jeffrey Peterson, the Consultant, currently owns no shares of quepasa stock.

The number of shares of Common Stock beneficially owned includes shares over which the persons set forth below have investment and/or voting power. Unless otherwise indicated, all of such shares are owned directly and the indicated person has sole voting and investment power over
--------------------------------------------------------------------------------
Name and Business Address of                                           Percent
Beneficial Owner                           Number of Shares           of Class
--------------------------------------------------------------------------------

Mark D. Kucher                          1,657,672     beneficially      14%
1410-700 West Georgia St                  728,571     of record
Vancouver, British Columbia
Canada


Michael Silberman                         365,000     beneficially       6%
5314 Round Meadow Road                    700,000     of record
Hidden Hills, CA 91302-1165


Kevin Dieball                             410,000     beneficially       2%
11252 East Appaloosa                            0     of record
Scottsdale, Arizona 85259

                           TOTALS       3,861,243                       22%

     No part of the purchase price or market value of any of the shares purchased and owned beneficially, directly or indirectly by either Mr. Kucher or Mr. Silberman or Mr. Dieball was borrowed or otherwise obtained for the purpose of acquiring or holding such quepasa securities. In the normal course of his business, each Concerned Stockholder purchases securities using funds from his general account and funds borrowed against securities he already owns.

Neither Concerned Stockholder can determine whether any funds allocated to purchase quepasa securities were from each Concerned Stockholder's respective general account or from borrowings against securities it already owns.

     Please see Schedule 1 at the back of this proxy statement for a list of all transactions in the Company's Common Stock by the Concerned Stockholders and the other participants in this solicitation during the past two years.

                     FACTS ABOUT OUR SOLICITATION OF PROXIES

     We may solicit proxies by mail, advertisement, telephone, facsimile, the internet, e-mail, and in person. Solicitations may be made by our agents and/or their employees, none of whom will receive any additional compensation for such solicitations, except Allen Nelson & Co., Inc. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of our solicitation materials to the beneficial owners of the shares of Common Stock which such individuals or entities hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to the beneficial owners of the Common Stock.

     To date, we have spent approximately $40,000 in connection with the preparation of proxy materials and the solicitation of proxies. We expect the total cost of this solicitation to be approximately $75,000.

     Allen Nelson & Co., Inc. has been retained for solicitation and advisory services in connection with the solicitation of proxies for an estimated fee of $25,000, together with reimbursement for Allen Nelson & Co., Inc.'s reasonable out-of-pocket expenses. Allen Nelson & Co., Inc. currently anticipates that it will employ approximately 10 persons to solicit proxies for the Annual Meeting. The Concerned Stockholders have agreed to indemnify Allen Nelson & Co., Inc. against certain liabilities and expenses relating to this proxy solicitation. None of the officers, directors, shareholders or employees of Allen Nelson & Co., Inc., own any shares in quesa.com, Inc.

     We have also hired Mr. Jeffrey Peterson, the Founder and original Officer and Director of quepasa.com, Inc., as a consultant to assist us in the preparation and implementation of our proxy solicitation. Mr. Peterson is not being paid for his services, but will be reimbursed by us for any out-of-pocket expenses incurred. Mr. Peterson currently owns no shares of quepasa Common Stock and is not eligible to vote any shares. In addition, Mr. Peterson has no proxy from any quepasa shareholder to vote any shares. Mr. Peterson has agreed to serve on a proposed Advisory Board for the company.

     We will pay all costs associated with our solicitation of proxies. Additionally, we agreed that in the event there is any claim, complaint or other action, or threat thereof, for any actions taken before the Annual Meeting by Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky in their capacity as nominees for election to the Board, we will reimburse the first $10,000 of reasonable legal costs, fees and other expenses incurred by each which is not recoverable from an insurance carrier. We also agreed to pay up to $10,000 of premium or deductible relating to such insurance coverage. We are not, however, paying Mssrs. Silberman, Kucher, Lu, Duch, and Mazursky for their participation in this solicitation.

                STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     The date on which stockholders must provide notice to the Company to have their proposals included in the Company's proxy statement for its 2002 Annual Meeting is incorporated by reference from the Company Proxy Statement.

     PLEASE INDICATE YOUR SUPPORT OF MSSRS. SILBERMAN, KUCHER, LU, DUCH, AND MAZURSKY AND OUR TWO STOCKHOLDER PROPOSALS BY PROMPTLY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY TO ALLEN NELSON &CO., INC., IN THE ENCLOSED ENVELOPE.

     FOR QUESTIONS OR CLARIFICATION REGARDING OUR PROPOSAL, OR IF YOU NEED ASSISTANCE, PLEASE CONTACT OUR PROXY SOLICITOR, ALLEN NELSON & CO.,, TOLL FREE, AT 800 - 932 - 0181 , OR VIA E-MAIL AT ANCO@WORLDPROXY.COM.


     NO POSTAGE IS NECESSARY IF YOU MAIL THE PROXY CARD FROM WITHIN THE UNITED STATES.

MICHAEL SILBERMAN
January __, 2002



SCHEDULE 1

SCHEDULE OF TRANSACTIONS

Purchases and Sales of the Company's Common Stock
During the Past Two Years by
MICHAEL SILBERMAN

                                                QUANTITY
TRADE         SECURITY                                      (- = Sale)
DATE        DESCRIPTION     ENTITY        PURCHASE OR SALE? (+ = Purchase) PRICE
--------------------------------------------------------------------------------
08/30/2001   quepasa  Michael Silberman  PURCHASE +20,000                  0.18
09/05/2001   quepasa  Michael Silberman  PURCHASE +20,000                  0.18
09/07/2001   quepasa  Michael Silberman  PURCHASE +25,000                  0.21
09/18/2001   quepasa  Michael Silberman  PURCHASE +50,000                  0.21
09/19/2001   quepasa  Michael Silberman  PURCHASE +30,000                  0.21
10/02/2001   quepasa  Michael Silberman  PURCHASE +25,000                  0.21
10/03/2001   quepasa  Michael Silberman  PURCHASE +75,000                  0.21
10/05/2001   quepasa  Michael Silberman  PURCHASE +10,000                  0.20
10/09/2001   quepasa  Michael Silberman  PURCHASE +22,000                  0.21
10/19/2001   quepasa  Michael Silberman  PURCHASE +20,000                  0.21
10/19/2001   quepasa  Michael Silberman  PURCHASE +68,000                  0.21
11/30/2001   quepasa  Michael Silberman  PURCHASE +700,000                 0.15


Purchases and Sales of the Company's Common Stock
During the Past Two Years by
KEVIN DIEBALL

                                                                  QUANTITY
TRADE         SECURITY                                                       (- = Sale)
DATE        DESCRIPTION                 ENTITY             PURCHASE OR SALE? (+ = Purchase) PRICE
-------------------------------------------------------------------------------------------------
12/11/01 quepasa COMMON STOCK       Kevin Dieball             PURCHASE +100,000               .19
12/18/01 quepasa COMMON STOCK       Kevin Dieball             PURCHASE +100,000               .15
12/18/01 quepasa COMMON STOCK       Kevin Dieball             PURCHASE +50,000                .15
12/18/01 quepasa COMMON STOCK       Kevin Dieball             PURCHASE +50,000                .13
12/19/01 quepasa COMMON STOCK       Kevin Dieball             PURCHASE +40,000                .18
12/20/01 quepasa COMMON STOCK       Kevin Dieball             PURCHASE +60,000                .19
12/20/01 quepasa COMMON STOCK       Kevin Dieball             PURCHASE +10,000                .19




Purchases and Sales of the Company's Common Stock
During the Past Two Years by
MARK D. KUCHER


                                                QUANTITY
TRADE       SECURITY                                        (- = Sale)
DATE       DESCRIPTION        ENTITY       URCHASE OR SALE? (+ = Purchase) PRICE
--------------------------------------------------------------------------------
12/27/2000 quepasa         Mark D. Kucher   PURCHASE +5,000              0.125
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +587.5              0.125
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +781.25             0.15625
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +687.5              0.125
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +812.5              0.125
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +1,000              0.125
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +1,562.5            0.15625
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +8,312.5            0.16625
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +25                 0.125
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +31.25              0.15625
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +125                0.125
12/28/2000 quepasa         Mark D. Kucher   PURCHASE+154.875             0.125
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +212.5              0.125
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +562.5              0.15625
12/26/2000 quepasa         Mark D. Kucher   PURCHASE +3,281.25           0.09375
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +4,375              0.125
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +93.75              0.09375
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +93.75              0.09375
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +112.5              0.09375
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +187.5              0.09375
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +281.25             0.09375
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +281.25             0.09375
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +468.75             0.09375
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +468.75             0.09375
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +468.75             0.09375
12/29/2000 quepasa         Mark D. Kucher   PURCHASE +468.75             0.09375
12/28/2000 quepasa         Mark D. Kucher   PURCHASE +899                0.155
01/25/2001 quepasa         Mark D. Kucher   PURCHASE +2,455              0.1
01/25/2001 quepasa         Mark D. Kucher   PURCHASE +1,250              0.125
01/31/2001 quepasa         Mark D. Kucher   PURCHASE +50,000             0.14
02/06/2001 quepasa         Mark D. Kucher   PURCHASE +5,500              0.11
02/06/2001 quepasa         Mark D. Kucher   PURCHASE +1,250              0.125
02/08/2001 quepasa         Mark D. Kucher   PURCHASE +3,125              0.125
02/09/2001 quepasa         Mark D. Kucher   PURCHASE +3,662.4            0.12208
02/09/2001 quepasa         Mark D. Kucher   PURCHASE +48,577.53         0.123234
08/31/2001 quepasa         Mark D. Kucher   PURCHASE +660,541            0.09
08/31/2001 quepasa         Mark D. Kucher   PURCHASE +552,942            0.10
11/31/2001 quepasa         Mark D. Kucher   PURCHASE +728,571            0.15

IMPORTANT

Your vote is important, regardless of the number of shares you own. Please vote as recommended by the Concerned Stockholders by taking these few easy steps:

(a) If your shares are registered in your own name(s), please sign, date and promptly mail the enclosed BLUE Proxy Card in the postage-paid envelope provided.

(b) If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and promptly mail the enclosed BLUE Proxy Card (or voting instruction form) you received from the brokerage firm, bank nominee or other institutions in whose name your shares are held in the postage-paid envelope provided. Please do so for each account you maintain. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Proxy Card to be issued representing your shares.

(c) After signing the enclosed BLUE Proxy Card (or voting instructions form), do not sign or return any card (or form) sent to you by quepasa's Board -- not even as a vote of protest. Remember, only your latest dated card will count.


FOR QUESTIONS OR CLARIFICATION REGARDING OUR PROPOSAL, OR IF YOU NEED ASSISTANCE, PLEASE CONTACT OUR PROXY SOLICITOR, ALLEN NELSON & CO.,, TOLL FREE, AT 800 - 932 - 0181 , OR VIA E-MAIL AT ANCO@WORLDPROXY.COM.



                                 Appendix 1


                                                          Please mark
BLUE PROXY CARD                                           your votes as
                                                          indicated in    [X]
                                                          this example

The Concerned Stockholders Recommend A Vote "For" Items 1 and 2.

                                   FOR ALL                  FOR ALL
                                   NOMINEES   WITHHOLD       EXCEPT
1.     Election of Directors         [ ]        [ ]           [ ]
       to be chosen
       by the Holders of
       Common Stock:

       01 Michael Silberman   02 Mark D. Kucher   03 Brian Lu    04 Raymond Duch
       05 Paul Mazursky

       NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the Nominee(s). Your shares will be voted "FOR" the remaining nominee(s).

2. Authorize the Proxies to exercise their discretion in voting on all such other matters as may properly come before the annual meeting or any adjournments, postponements, reschedulings or continuations thereof.

                  FOR          AGAINST            ABSTAIN
                 [  ]           [  ]               [  ]

The undersigned hereby acknowledges receipt of the Proxy Statement of Mark D. Kucher, Michael Silberman and Kevin Dieball

Dated:___________________________________________________, 2002

_______________________________________________________________
 (Signature)

_______________________________________________________________
 (Signature if held Jointly)

_______________________________________________________________
 (Title or Authority)

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer. If a partnership, please sign in Partnership name by an authorized person.


PLEASE PROMPTLY SIGN, DATE AND MAIL THIS CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

FOR QUESTIONS OR CLARIFICATION REGARDING OUR PROPOSAL, OR IF YOU NEED ASSISTANCE, PLEASE CONTACT OUR PROXY SOLICITOR, ALLEN NELSON & CO.,, TOLL FREE, AT 800-932-0181 , OR VIA E-MAIL AT ANCO@WORLDPROXY.COM.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                 Please Return This Proxy Card Promptly By Mail.
                 Remember, Telephone And Internet Voting Are Not
                                   Permitted.

BLUE PROXY CARD

                                QUEPASA.COM, INC.

               ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 28, 2002

     PROXY SOLICITED BY MARK D. KUCHER, MICHAEL SILBERMAN AND KEVIN DIEBALL IN OPPOSITION TO THE BOARD OF DIRECTORS OF QUEPASA.COM, INC.

     The undersigned hereby appoints Mark D. Kucher, Michael Silberman and Kevin Dieball, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of quepasa.com, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, scheduled to be held on February 28, 2002, or any other stockholders' meeting held in lieu thereof (the "Annual Meeting"), and at any and all adjournments, postponements, rescheduling or continuations thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, OR THIS PROXY IS NOT PROPERLY EXECUTED, IT WILL BE VOTED "FOR" THE ELECTION OF MSSRS. SILBERMAN, KUCHER, LU, DUCH, AND MAZURSKY, AND "AGAINST" THE COMPANY'S PROPOSALS IN ITEMS 1, 2, 3, 4, 5 AND 6 OF THE COMPANY'S PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, RESCHEDULINGS OR
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